Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 14, 2015
Registration Statement No. 333-183223

$1.192b+ Honda Auto Receivables 2015-4 Owner Trust (HAROT 2015-4)

**Final Pricing Details**

Joint Bookrunners:	Citi(str), Deutsche Bank, SMBC Nikko

Co-Managers:	JP Morgan, Lloyds, RBC, TD

CLS	$SIZE(MM)	M/S*	WAL	EXP	LGL	BENCH	LAUNCH	CPN	YLD	Price

A-1	292.00	--/--	0.32	5/23/16	10/21/16	n/a	n/a	n/a

A-2	460.00	Aaa/AAA	1.15	7/21/17	7/23/18	EDSF	+35	0.82%	0.823%	99.998180

A-3	340.00	Aaa/AAA	2.35	11/21/18	9/23/19	iSwaps	+49	1.23%	1.239%	99.986530

A-4	100.00	Aaa/AAA	3.16	12/21/18	1/21/22	iSwaps	+52	1.44%	1.450%	99.982600

Bill and Deliver:	Citi
Registration:	Public
Settle:	10/22/15
ERISA Eligible:	Yes
BBG Ticker:	HAROT 2015-4
First Pay Date:	11/23/2015
Payment Dates:	Monthly on the 21st
PXG Speed:	1.3% ABS
Clean Up Call:	10%
Denoms:	1k/1k

Intex dealname:	XHOND1504

Password:	VXJB

*Upsized supplement and CDI attached

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.